Exhibit 99.1

VIROPHARMA INCORPORATED Contacts: William C. Roberts Director, Corporate Communications Phone (610) 321-6288 Robert A. Doody Manager, Corporate Communications Phone (610) 321-6290

VIROPHARMA ANNOUNCES POSITIVE DATA FROM PHASE 1B COMBINATION

STUDY OF HCV-796 AND PEG-INTERFERON IN HEPATITIS C PATIENTS

- Combination Therapy Produces Significant Reductions in Virus Levels -

- Company to Host Conference Call to Discuss Clinical Results at 9:00 AM ET Tomorrow -

Exton, PA, August 28, 2006 — ViroPharma Incorporated (Nasdaq: VPHM) today announced preliminary data from a Phase 1b study of HCV-796, a unique, orally dosed hepatitis C virus (HCV) polymerase inhibitor being co-developed with Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE). Preliminary antiviral data are available in the dose range of 100mg BID to 1,000mg BID of HCV-796 dosed over a 14 day period in combination with pegylated interferon alfa-2b.

These combination data demonstrate antiviral effects of HCV-796 across multiple genotypes of hepatitis C virus, in treatment-naïve adult subjects with chronic hepatitis C infection. Across all dose groups, the combination of HCV-796 and pegylated interferon produced a mean viral reduction of between 3.3 and 3.5 log10 (99.95 percent to 99.97 percent) after 14 days of treatment compared to 1.7 log10 with pegylated interferon alone. During the treatment period, there was no evidence of viral rebound with the combination therapy relative to pegylated interferon alone. No dose-limiting toxicities were seen and although safety data remain blinded, tolerability was consistent with that expected from pegylated interferon.

“These data are clearly very promising as HCV-796 in combination with pegylated interferon appears highly potent with substantial antiviral activity across all doses tested,” commented Colin Broom, ViroPharma’s chief scientific officer. “To date we have not identified any dose-limiting toxicities with HCV-796 and plan to initiate Phase 2 with the 500 mg BID dose, to be followed by further evaluation of the dose response.”

Phase 1b Clinical Trial Description

This 14 day randomized, double-blind, placebo-controlled, sequential-group study of ascending multiple doses enrolled subjects with chronic HCV infection who were naïve to treatment. Subjects were enrolled in sequential, ascending dose cohorts with a target of 16 subjects (12 subjects receiving HCV-796 and 4 receiving placebo in each cohort). The first cohorts assessed the effect of HCV-796 as monotherapy compared to placebo (data from which were released on November 10, 2005). Subsequent cohorts were comprised of subjects who received pegylated interferon alfa-2b (PEG-Intron; 1.5 µg/kg/dose) on days -1 and 7 in combination with either placebo or HCV-796 (100 mg, 250 mg, 500 mg or 1000 mg) every 12 hours, from days 1 to 14. Sixty-four percent of patients in the combination therapy cohorts were infected with HCV genotype 1. The mean viral load for each treatment group at study entry was > 6.0 log10 IU/ml HCV RNA.

Phase 1b Preliminary Antiviral Data

Preliminary data are available through treatment day 14 from subjects in four combination treatment groups (n= 9 -11 subjects per group) and on 15 subjects who received pegylated interferon alone.

•	Across all combination groups, the mean reduction from baseline in plasma HCV RNA ranged from 2.1 to 2.7 log10 on day 7 and 3.3 to 3.5 log10 on day 14. This compared to a reduction of 1.1 log10 on day 7 and 1.7 log10 on day 14 with pegylated interferon alone. Consistent with known effects of pegylated interferon, response varied by HCV genotype:

•	For genotype 1, mean reduction from baseline ranged from 1.5 to 2.3 log10 on day 7 and from 2.6 to 3.2 log10 on day 14 in the combination therapy groups compared to 0.9 log10 on day 7 and 1.3 log10 on day 14 for pegylated interferon alone.

•	Viral reduction greater or equal to 2 log10 at day 14 was achieved in 70 to 90 percent of subjects in all combination groups compared to 43 percent on pegylated interferon alone.

•	At day 14, 30 to 33 percent of patients in the combination groups receiving greater than or equal to 250 mg BID of HCV-796 achieved viral levels below the quantification limit of 50 IU/mL HCV RNA.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the clinical results on August 29, 2006 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 391-2548 (domestic) and (302) 709-8328 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until September 30, 2006.

About Hepatitis C

Hepatitis C is a blood-borne virus recognized as a major cause of chronic hepatitis worldwide. The World Health Organization estimates that 170 million persons worldwide are chronically infected with HCV, and three to four million persons are newly infected globally each year. According to the U.S. Centers for Disease Control and Prevention (CDC), about four million people in the U.S., or 1.8 percent of the population, are infected with HCV.

Currently, there is no specific antiviral agent directed against HCV that is commercially available, and no vaccine for prevention of HCV infection. Several interferon (IFN) products are available worldwide, but there are substantial limitations to the use of these products when given as monotherapy or in conjunction with ribavirin in the treatment of chronic HCV infection. In addition to the relatively poor treatment response in patients infected with genotype 1 HCV, the most common strain in the U.S., Western Europe and Japan, the considerable side effects frequently associated with the use of IFN can lead to discontinuation of therapy in approximately 20 percent of patients.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the company’s anticipated schedule relating to its HCV clinical development program as well as its ability to find an effective small molecule antiviral treatment for HCV disease. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. Conducting clinical trials for investigational pharmaceutical products is subject to risks and uncertainties. The data that is described in this press release is preliminary and full analysis of the data, or further testing such as the planned Phase 2 clinical studies of HCV-796 with pegylated interferon, may not support any or all of the statements in this press release. There can be no assurance that ViroPharma’s additional HCV studies will yield positive results, or that ViroPharma will be successful in gaining regulatory approval of any of its HCV product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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